EXHIBIT 16.1

RBSM LLP
(FORMERLY RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP)
CERTIFIED PUBLIC ACCOUNTANTS
MCLEAN, VA

August 2, 2007

Securities and Exchange Commission
Washington, DC 20549

Re: Cyberlux Corporation
File No. 000-33415

Dear Sir or Madam:

    We have read Item 4.01 of the Form 8-K of Cyberlux Corporation dated August 1, 2007 and agree with the statements relating only to RBSM LLP (formerly Russell Bedford Stefanou Mirchandani LLP) contained therein.

/s/ RBSM LLP